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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

     AGREEMENT made July 30, 2004 by and between Pro-Fac Cooperative, Inc. (the "Company"), 90 Linden Oaks, Rochester, NY 14625 and Stephen R. Wright ("Wright"), whose address is 586 Eleanor Road, Victor, New York 14564.

     WHEREAS, the Company desires to employ Wright to devote his special experience, knowledge and abilities to the Company's business, and

     WHEREAS, Wright desires to be so employed by the Company;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the parties agree as follows:

     1. Employment. The Company agrees to employ Wright and Wright agrees to accept employment with the Company as its General Manager, Chief Financial Officer, and Chief Executive Officer upon the terms and conditions established by this Agreement.

     2. Duties. During the term of this Agreement, Wright shall faithfully and competently use his best efforts and business judgment, skill, knowledge and energies to advance the Company's best interests and to perform managerial duties as directed or requested by the Company's Board of Directors, provided those duties are not inconsistent with the Company's Certificate of Incorporation and By-Laws or prohibited by applicable law.

     3. Extent of Services. During the term of this Agreement, Wright shall not engage, directly or indirectly, alone or as a member of a partnership, or as an officer, director, or shareholder of any other corporation, in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, except as otherwise provided by this Agreement or approved in writing by the Executive Committee of the Board of Directors.

     4. Term. Wright's term of employment under this Agreement shall commence on August 19, 2004, and shall continue for the period through and including August 19, 2006, unless earlier terminated pursuant to Paragraphs 5 or 6 of this Agreement. If the Company, for any reason, does not offer in writing to extend this Agreement or enter a new agreement with Wright by March 15, 2006, then this Agreement shall terminate at the close of business on August 19, 2006.

     5. Termination by Company.

          a. Termination for Cause. The Company may terminate this Agreement and Wright's employment for the following reasons upon notice to Wright or his designee or representative: (a) the death or disability of Wright, subject to the provisions of paragraph 12; (b) a violation by Wright of paragraph 3 of this Agreement (Extent of Services); (c) failing to meet written business standards or goals and objectives set by the Executive Committee of the Board of Directors after notice of such failure has been given to Wright and he has had a



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reasonable time to correct such failure; (d) fraud, dishonesty, misappropriation, insubordination, disloyalty, breach of fiduciary duty, or conduct involving moral turpitude or the commission of a crime; (e) consolidation or merger of the Company into or with another corporation; or (f) dissolution of the Company or cessation of its business, subject to the provisions of paragraph 8.

          b. Termination Without Cause. (i) The Company may terminate this Agreement and Wright's employment without cause by giving Wright thirty (30) days' notice of termination. If the Company terminates this Agreement without cause, it shall continue Wright's regular salary and health insurance benefits for the remainder of the contract term. If the Company terminates this Agreement without cause, then the Company, in its sole discretion, shall determine whether to employ Wright and pay his regular compensation and benefits until the expiration of the notice period.

          (ii) Expiration or termination of this Agreement for any reason not expressly defined in paragraph 5(a) (Termination for Cause) shall be considered a termination without cause. On or before February 1, 2006, Pro-Fac and Wright will discuss continuing employment options that would commence on August 19, 2006. Such considerations may include but are not limited to full time employment, part time employment or a consultation agreement. By March 15, 2006 the parties are to agree to a continuing employment or consultation structure or establish that Wright's employment will be terminated on August 19, 2006. Nothing in this paragraph shall be construed as limiting the Company's right to terminate this Agreement and Wright's employment without cause as set forth in paragraph 5(b)(i) above.

          (iii) In its discretion, the Company may pay Wright's salary continuation in a lump sum. Normal deductions for taxes, insurance, and other items will be made from the salary continuation payments, salary and insurance benefits. If the Company is not able to continue one or more insurance benefit for any reason other than a discontinuation of that insurance benefit for all employees, then it shall pay Wright an amount equal to the cost it would have incurred to continue the insurance benefit for the remainder of the period prescribed by this Agreement. Wright shall not accumulate sick leave, personal leave, vacation, or other leave benefits during the period of continued salary and insurance benefits.

     6. Termination by Wright. Wright may terminate this Agreement by giving one hundred eighty (180) days' notice of his intent to terminate.

     7. Representation by Parties. The parties warrant to each other as follows:
(a) that each has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of their respective obligations hereunder; and (b) that the execution and delivery of this Agreement and the performance of the parties' obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which either is a party or by which either is or may be bound or subject.

     8. Merger, Consolidation, or Dissolution of the Company. If the Company, pursuant to paragraph 5(a), terminates this Agreement upon the dissolution of the Company, or upon cessation of the Company's business, then the Company shall have no future or continuing


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obligations to Wright under this Agreement other than payment of compensation and benefits through August 19, 2006. Upon the merger or consolidation of the Company, the Company shall have no future or continuing obligations to Wright under this Agreement other than payment of compensation and benefits through August 19, 2006.

     9. Company Property. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Wright shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Wright shall promptly return to the Company all property of the Company in his possession or under his control. If, for whatever reason, Wright is unable to return property of the Company that he believes to be in the possession or control of a non-Company person or entity, he shall so inform the Company of his inability to do so and advise the Company of the nature of the property and its last known status.

     10. Compensation. As full compensation for services rendered by Wright to the Company, in whatever capacity rendered, the Company shall pay to Wright an annualized salary of $125,000 in Wright's first year of employment, and $130,000 in Wright's second year of employment (United States funds) which shall be payable in equal bi-weekly installments. Salary payments, however, shall be subject to withholding for tax purposes and for other deductions required by law.

     11. Performance Evaluations/Salary Adjustments. The Executive Committee shall review Wright's performance: (a) informally by no later than February 28, and (b) formally in writing by no later than August 19 of each year. The parties recognize that there will be frequent informal opportunities to express praise or concern about Wright's performance, but agree that any serious concern or criticisms should first be expressed to Wright in a timely and confidential manner, so that appropriate efforts to examine and, if appropriate, correct the problem or concern can be initiated. A failure by Wright to correct the problem or concern to the Executive Committee's satisfaction shall be grounds for termination with cause under paragraph 5(a) above.

     12. Fringe and Other Employment Benefits. During the term of this Agreement and as otherwise provided herein, Wright shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans) and other employee benefit practices, policies, or plans, including but not limited to qualified pension plans, established by the Company from time to time for the benefit of its employees. Wright shall be required to comply with the conditions attendant to coverage by such plans, policies, or practices and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans, policies, or practices as they may be amended from time to time.

          Specifically, the Company agrees to provide Wright with a $300,000 term life insurance policy, short-term and long-term disability insurance, personal accident insurance, and accidental death and dismemberment insurance on terms mutually acceptable to the parties and at no expense to Wright. The Company also agrees to establish or maintain a Section 401(k) savings plan or similar instrument in which Wright is eligible to participate and to match Wright's annual contributions to that plan up to three (3) percent of his earned compensation. (A


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schedule of the Company's current benefits is attached as Exhibit "A" and incorporated in this Agreement by reference).

     13. Death or Extended Disability. If Wright dies while employed by this Agreement, the Agreement shall terminate immediately, but the Company shall pay to Wright's estate the compensation that otherwise would be payable to him through the end of the third month after the month in which his death occurs. If Wright is unable to perform his normal duties for the Company by reason of mental or physical illness or incapacity, he shall be entitled to short and long term disability benefits as provided pursuant to the Company's disability plans in effect at such time and the Company agrees that Wright shall be entitled to such applicable disability benefits regardless of the length of time of Wright's employment with the Company provided Wright meets all other requirements, if any, for such benefits. If Wright receives short-term or short-term and long-term disability benefits, the Company's obligation to pay Wright compensation pursuant to paragraph 10 shall be suspended during the period in which Wright receives either or both of those benefits. If Wright is unable to perform his normal duties for the Company by reason of mental or physical illness or incapacity for a continuous period of three (3) consecutive months, or for a period aggregating four (4) months in any immediately preceding consecutive twelve (12) month period, then the Company may terminate Wright's employment under this Agreement by notice to him or his personal representative. If the Company terminates this Agreement for incapacity or illness, it shall have no further obligations or liabilities to Wright under this Agreement other than to pay him earned compensation and benefits and Wright shall only be entitled to those disability benefits, if any, to which he is otherwise entitled at the time of termination.

     14. Expenses. The Company shall reimburse Wright for the reasonable expenses necessarily incurred by him in the performance of his duties under this Agreement upon presentation of a voucher indicating the amount and business purposes of the expenses. To be reimbursable, such voucher must be submitted within thirty (30) days after the expense is incurred by Wright.

     15. Vacation. Wright shall be entitled each calendar year to vacation of five (5) calendar weeks during which time his compensation shall be paid in full, provided, however, that the scheduling of such vacation shall depend upon and be subject to the demands and exigencies of the Company's business. There shall be no rollover or accumulation of vacation from year to year and no payout of unused vacation unless the vacation was scheduled by Wright but he was unable to use it because of the demands and exigencies of the Company's business.

     16. Notices. Any notice required or desired to be given under this Agreement shall be in writing, shall be sent by certified mail, to the following addresses, and shall be effective upon mailing:

          To the Company:

          Pro-Fac Cooperative, Inc.
          P.O. Box 30682
          Rochester, New York 14603-0682


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          To Stephen R. Wright

          586 Eleanor Road
          Victor, New York 14564

     17. Entire Agreement. The parties acknowledge that this Agreement establishes the terms and conditions of the employment relationship between the Company and Wright, that it represents the entire agreement of the parties, that it supersedes all prior agreements and understandings between the parties concerning the subject matter of this Agreement, and that it supersedes any practices of the parties which are contrary to or inconsistent with its terms.

     18. Waiver. The parties' failure to enforce any provision of this Agreement or exercise any of their rights under this Agreement shall not constitute a waiver of their right to enforce such provision or exercise such rights. A waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

     19. Assignment. Wright acknowledges that the services to be rendered by him are unique and personal. Accordingly, Wright may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

     20. Amendments. This Agreement may not be altered, modified, supplemented or deleted, except by written amendment executed by the parties.

     21. Severability. If any provision of this Agreement is held to violate existing law, that provision shall not bind either of the parties, and the remainder of the Agreement shall continue in full force and effect, provided that striking the unlawful provision does not materially defeat the intent of the parties underlying this Agreement.

     22. Construction. This Agreement is being delivered and is intended to be performed in the State of New York. The validity of this Agreement, its terms, and the duties, obligations and rights it creates shall be governed by and interpreted in accordance with the laws and decisions of the State of New York, as applicable to contracts made and to be performed in that state.

     23. Informed Consent. The parties state that they have had adequate opportunity to review and to study the terms of this Agreement with counsel or other persons and have decided knowingly and voluntarily to enter this Agreement.

     24. Indemnification. The Company agrees to indemnify and defend Wright against any and all claims or liabilities asserted or assessed against him for conduct, other than conduct that is grossly negligent or that amounts to willful misconduct, that relates to the performance of his duties as Manger and Chief Executive Officer. This duty shall survive the termination of Wright's employment and apply to claims or liabilities asserted or assessed against Wright after his employment ends. The Company shall also provide, at its own expense, Wright with


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coverage under a mutually acceptable Directors, Officers and Trustees Liability
Insurance Policy which shall protect Wright against claims or liabilities asserted or assessed during his employment or after it ends.

     25. Agreement Not to Compete or Solicit. Wright acknowledges that he is employed in a fiduciary capacity and that he has access to confidential and proprietary information. In consideration of the Wright's employment with the Company and of the salary and benefits of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Wright agrees to abide by the following terms:

          Wright agrees that during the term of the Wright's employment and for twelve (12) months after the date of the Wright's separation from the Company, except if that termination arises from a termination without cause, Wright will not engage, directly or indirectly, in any business in competition with the business of the Company or call upon or directly or indirectly solicit any customer of the Company who was a customer on the date of the Wright's separation from employment for the purposes of soliciting providing such customer with any products, services, or project information which are the same as or similar to those provided by the Company in the continental United States. Directly or indirectly engaging in the business of the Company includes engaging in business as an owner, partner or agent, or as an employee of any person, firm, corporation, or association engaged in the Company's business, or consulting or volunteering to or investing in any corporation, partnership or other entity so engaged, except that this shall not prohibit a passive investment by Wright in such an entity which does not exceed 5% of the value of the entity, or $50,000, whichever is less.

          Wright agrees that for twelve (12) months after termination of Wright's employment that Wright will not, on behalf of himself or any other person, firm, corporation, or association, solicit any of the employees of the Company or any of its affiliates or subsidiaries nor will Wright in any way, directly or indirectly, for himself or on behalf of any other person, firm, corporation, or association, solicit, divert, or take away any employees of the Company, its affiliates or its subsidiaries.

          Wright recognizes that great loss will be suffered if he should engage in any business similar to that of the Company after he is separated from employment, assist others in engaging or maintaining such a business, or solicit customers or employees of the Company, and therefore Wright recognizes and agrees that the covenants set forth in this Agreement are necessary for the protection of the Company and are reasonable and fair in all respects.

          If, at any time, a court of competent jurisdiction holds that any of the restrictions contained in this Agreement are unenforceable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under the circumstances will be substituted for the stated period, scope, or area as contained in this Agreement that was found to be unenforceable, and then enforced as so modified.


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     26. Miscellaneous Terms.

          a. No Third Party Beneficiary. Except as specifically stated herein, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity not a party hereto.

          b. Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that:

               i. The courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over each of the parties hereto and over the subject matter of any such proceedings; and

               ii. The venue of any such action shall be in Monroe County, New York and/or the United States District Court for the Western District of New York.

          c. Fair Meaning. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the parties hereto to express their mutual intent, and no presumption or rule of strict construction will be applied against any party hereto.

          d. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts together shall constitute but one and the same instrument.

          e. Further Assurances. The parties hereto shall execute and deliver any and all additional writings, instruments and other documents and shall take all such further actions as shall be reasonably required in order to effect the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date noted above.

PRO-FAC COOPERATIVE, INC.


By: /s/ Peter R Call                    By: /s/ Stephen R. Wright


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